Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS THIRD QUARTER EARNINGS

•                  2009 EPS GUIDANCE REVISED TO RANGE OF $3.75-$3.90

•                  2010 EPS GUIDANCE ESTABLISHED AT RANGE OF $3.20 - $3.60

IRVING, TEXAS – November 9, 2009 – Fluor Corporation (NYSE: FLR) announced financial results for its third quarter ended September 30, 2009.  Revenue declined by 4 percent to $5.4 billion, compared with $5.7 billion in the third quarter of 2008, mainly driven by decreases in the Oil & Gas and Power segments.  Net earnings attributable to Fluor in the third quarter of 2009 were $162 million, a decrease of 11 percent from $182 million a year ago.  Earnings per diluted share was $0.89, compared with $1.00 per diluted share for the same period last year.  Segment profit for the quarter was $300 million, down 8 percent from $324 million a year ago.  While three of the five business segments reported earnings growth over 2008, the Oil & Gas segment profit declined by 8 percent and the Global Services segment profit was impacted by a $45 million provision relating to a collection issue on a completed paper mill revamp project.  Segment margins were 5.5 percent this quarter compared with 5.7 percent in the third quarter of 2008.

New project awards for the third quarter were $2.9 billion, compared with record awards of $8.8 billion a year ago.   Consolidated backlog at the end of the third quarter was $28.0 billion, which is a $2.9 billion decrease from last quarter and a 23 percent decrease from a year ago.

During the third quarter of 2009, the Company removed approximately $1.2 billion from backlog for a gas processing expansion project in Russia which has been delayed indefinitely by the client.  Including this delayed project, cancellations and scope reductions since the beginning of 2009 total approximately $5.3 billion.

Corporate G&A expense for the quarter was $50 million, up from $45 million in the third quarter of 2008.  Fluor’s financial condition remains strong, with cash plus current and non-current marketable securities totaling $2.4 billion, up from $2.2 billion a year ago.

“Strong new awards in 2008 and the first half of 2009 have contributed to Fluor’s $28 billion backlog, allowing us to maintain our selectivity and discipline when pursuing new prospects,” said Chairman and Chief Executive Officer Alan Boeckmann.  “Looking ahead to 2010, we are taking a cautious view of our markets at this time, but remain hopeful that a broader economic recovery will develop during the year.”

Outlook

Due to the collection issue on the paper mill project, along with the impact of recent cancellations, scope reductions and delays, the company has trimmed its 2009 earnings guidance to a range of $3.75 to $3.90 per share.  For 2010, while the company is optimistic that the general economy and capital investment levels will recover, recent delays suggest that the outlook for many of our markets remains uncertain.  As a result, we are establishing initial 2010 earnings guidance in the range of $3.20 to $3.60 per share.

Business Segments

Fluor’s Oil & Gas segment reported third quarter revenue of $2.9 billion, down 11 percent from the third quarter of 2008, while segment profit declined 8 percent to $189 million.  Declines in both revenue and segment profit reflect declining new award and backlog levels in recent quarters.  New awards in the third quarter totaled $1.2 billion, which compares with a record $5.1 billion a year ago.  Ending backlog for Oil & Gas at September 30, 2009 was $13.1 billion, down 43 percent from $22.8 billion a year ago.  Backlog reflects the impact of project cancellations, scope reductions and delays of approximately $5 billion during 2009, including a $1.2 billion gas processing project in Russia which was removed from backlog this quarter.

Fluor’s Industrial & Infrastructure segment reported a 26 percent revenue increase to $1.1 billion, and segment profit rose 49 percent to $42 million, reflecting increases in both the infrastructure and mining and metals business lines.  Segment profit in the third quarter of 2008 included the impact of a $16 million provision relating to the London Connect infrastructure project.  During the third quarter of 2009, the company successfully resolved a dispute on the London Connect project relating to claims against the client for delays and additional costs.  The settlement allows for the final close-out of all outstanding issues, with no material impact to the segment’s profit.   New awards in the quarter were $494 million, and ending backlog rose to $9.7 billion, up 14 percent from $8.5 billion a year ago.

Revenue for the Government segment rose by 47 percent to $544 million for the third quarter of 2009.  Segment profit for the quarter increased 34 percent to $24 million, compared to

$18 million a year ago.  Growth in results can primarily be attributed to contributions from the Savannah River project and LOGCAP IV task orders in Afghanistan.  Third quarter new awards totaled $872 million, compared with $922 million a year ago, including approximately $400 million for the annual booking of the Savannah River contract and approximately $160 million for LOGCAP IV task orders.  Ending backlog rose to $1.3 billion, up from $886 million a year ago.

The Global Services segment reported revenue of $529 million, down 11 percent from the third quarter of last year.  Segment profit was $0.5 million compared with $49 million a year ago, with the majority of the decline attributable to a $45 million provision for the collection issue on the completed paper mill revamp project in Louisiana.  New awards were $183 million, compared with $405 million last year, bringing backlog to $2.4 billion at the end of the third quarter which is down from $2.7 billion a year ago.

Fluor’s Power segment reported revenue of $317 million, down 40 percent from the third quarter of 2008.  While the segment has continued to replenish backlog throughout the year, revenue declined as a large coal-fired project in Texas progressed closer to completion.  Due to substantial progress on backlog projects, segment profit in the third quarter increased to $45 million, up from $24 million a year ago.  The segment booked new awards of $152 million in the third quarter, bringing ending backlog to $1.5 billion which compares with $1.6 billion a year ago.

Results for the Nine Months

Net earnings attributable to Fluor for the first nine months of 2009 were $536 million, up from $527 million for the first nine months of 2008.  Earnings per diluted share for the nine months rose to $2.93, which compares with $2.86 per diluted share for the same period last year.

Results for 2008 included a pre-tax gain of $79 million, or $0.27 per diluted share, from the sale of a joint venture interest in the Greater Gabbard offshore wind power project.   Revenue for the first nine months of 2009 was up modestly to $16.5 billion, compared with $16.3 billion in the first nine months of last year.

Third Quarter Call

Fluor will host a conference call at 5:30 p.m. Eastern Standard Time on Monday, November 9, which will be webcast live on the internet and can be accessed at http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22.3 billion in 2008.  For more information visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: client cancellations of, scope adjustments to or deferrals of existing contracts, including our government contracts that may be terminated at any and the related impact on staffing levels; delays or defaults in client payments; the financial viability of our clients, subcontractors, suppliers and joint venture or teaming partners; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; failure to receive anticipated new contract awards; failure to achieve projected backlog, revenue and/or earnings levels; the effects of the current worldwide financial crisis on us, our suppliers and subcontractors; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s and our clients’ ability to access capital markets; the cyclical nature of many of the markets the Company serves, which may be impacted by the current economic downturn and commodity price decreases; increased costs, especially on projects governed by fixed price contracts; foreign economic and political uncertainties; the potential impact of certain tax matters including, but not limited to, those from foreign operations and any audits by tax authorities; and the timely and successful implementation of strategic initiatives. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 25, 2009. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED SEPTEMBER 30	2009	2008
Revenue	$5,420.5	$5,673.8
Cost and Expenses:
Cost of Revenue	5,108.1	5,341.9
Corporate G&A	49.6	45.1
Net Interest Income	(3.1)	(14.7)
Total Cost and Expenses	5,154.6	5,372.3
Earnings before Income Taxes	265.9	301.5
Income Tax Expense	91.9	112.2
Net Earnings	174.0	189.3
Net Earnings attributable to noncontrolling interest	(11.9)	(7.4)
Net Earnings attributable to Fluor Corporation	$162.1	$181.9
Basic Earnings per Share
Net Earnings	$0.90	$1.01
Weighted Average Shares	178.9	178.3
Diluted Earnings per Share
Net Earnings	$0.89	$1.00
Weighted Average Shares	181.1	181.1
New Awards	$2,875.1	$8,811.3
Backlog	$28,047.4	$36,536.8
Work Performed	$5,248.5	$5,506.0

NINE MONTHS ENDED SEPTEMBER 30	2009	2008
Revenue	$16,510.9	$16,254.4
Cost and Expenses:
Cost of Revenue	15,532.4	15,341.6
Gain on sale of joint venture interest		(79.2)
Corporate G&A	117.0	146.3
Net Interest Income	(11.1)	(36.9)
Total Cost and Expenses	15,638.3	15,371.8
Earnings before Income Taxes	872.6	882.6
Income Tax Expense	301.0	331.0
Net Earnings	571.6	551.6
Net Earnings attributable to noncontrolling interest	(35.4)	(25.0)
Net Earnings attributable to Fluor Corporation	$536.2	$526.6
Basic Earnings per Share
Net Earnings	$2.96	$2.95
Weighted Average Shares	179.4	176.7
Diluted Earnings per Share
Net Earnings	$2.93	$2.86
Weighted Average Shares	181.2	182.7
New Awards	$15,139.3	$20,903.4
Backlog	$28,047.4	$36,536.8
Work Performed	$16,031.5	$15,714.2

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30			2009	2008
Revenue
Oil & Gas			$2,925.0	$3,302.9
Industrial & Infrastructure			1,105.5	878.5
Government			543.8	368.7
Global Services			529.0	592.9
Power			317.2	530.8
Total Revenue			$5,420.5	$5,673.8

Segment Profit Margin $ and %	$	%	$	%
Oil & Gas	$189.2	6.5	$205.6	6.2
Industrial & Infrastructure	41.6	3.8	27.9	3.2
Government	23.6	4.3	17.7	4.8
Global Services	0.5	0.1	49.0	8.3
Power	44.9	14.2	24.1	4.5
Total Segment Profit Margin $ and %	$299.8	5.5	$324.3	5.7

NINE MONTHS ENDED SEPTEMBER 30			2009	2008
Revenue
Oil & Gas			$9,322.9	$9,248.4
Industrial & Infrastructure			3,280.1	2,587.2
Government			1,393.6	948.8
Global Services			1,523.3	1,995.2
Power			991.0	1,474.8
Total Revenue			$16,510.9	$16,254.4

Segment Profit Margin $ and %	$	%	$	%
Oil & Gas	$570.8	6.1	$512.1	5.5
Industrial & Infrastructure	103.8	3.2	178.7	6.9
Government	84.8	6.1	36.5	3.8
Global Services	90.0	5.9	168.6	8.5
Power	91.9	9.3	69.9	4.7
Total Segment Profit Margin $ and %	$941.3	5.7	$965.8	5.9

Less: Greater Gabbard Sale	—		(79.2)
Segment Profit Margin $ and %	$941.3	5.7	$886.6	5.5

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	SEPTEMBER 30,	DECEMBER 31,
	2009	2008
Cash and Marketable Securities, including noncurrent	$2,359.9	$2,130.8
Total Current Assets	4,911.0	4,668.5
Total Assets	7,065.3	6,423.6
Total Short-Term Debt	118.6	133.2
Total Current Liabilities	3,328.9	3,162.2
Long-term Debt	17.7	17.7
Shareholders’ Equity	3,119.2	2,671.3

Total Debt to Capitalization % (based on Shareholders’ Equity)	4.2%	5.3%
Shareholders’ Equity Per Share	$17.43	$14.71

SELECTED CASH FLOW ITEMS

($ in millions)

NINE MONTHS ENDED SEPTEMBER 30	2009	2008

Cash Provided by Operating Activities	$540.0	$873.9

Investing Activities
Capital Expenditures	(174.9)	(211.8)
Net (purchases) maturities of Marketable Securities	(715.1)	(197.9)
Proceeds from sale of joint venture interest		79.2
Other Items	26.0	35.0
Cash Utilized by Investing Activities	(864.0)	(295.5)

Financing Activities
Repurchase of common shares	(113.9)	—
Cash Dividends	(68.2)	(67.2)
Repayment of Convertible Debt	(15.0)	(167.1)
Distributions paid to noncontrolling interests, net of contributions	(42.7)	(14.8)
Other Items	(2.1)	28.4
Cash Utilized by financing Activities	(241.9)	(220.7)

Effect of Exchange Rate Changes on Cash	59.6	(17.9)

Decrease in Cash and Cash Equivalents	$(506.3)	$339.8

Depreciation	$134.5	$121.3

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2009		2008		% Chg

Oil & Gas	$1,174	41%	$5,102	58%	(77)%
Industrial & Infrastructure	494	17%	2,156	24%	(77)%
Government	872	30%	922	10%	(5)%
Global Services	183	7%	405	5%	(55)%
Power	152	5%	226	3%	(33)%

TOTAL NEW AWARDS	$2,875	100%	$8,811	100%	(67)%

NINE MONTHS ENDED SEPTEMBER 30	2009		2008		% Chg

Oil & Gas	$6,135	40%	$12,405	59%	(51)%
Industrial & Infrastructure	5,264	35%	4,953	24%	6%
Government	1,981	13%	1,108	5%	79%
Global Services	992	7%	1,715	8%	(42)%
Power	767	5%	722	4%	6%

TOTAL NEW AWARDS	$15,139	100%	$20,903	100%	(28)%

BACKLOG TRENDS

($ in millions)

AS OF SEPTEMBER 30	2009		2008		% Chg

Oil & Gas	$13,128	47%	$22,835	63%	(43)%
Industrial & Infrastructure	9,685	34%	8,461	23%	14%
Government	1,279	5%	886	2%	44%
Global Services	2,426	9%	2,730	8%	(11)%
Power	1,529	5%	1,625	4%	(6)%

TOTAL BACKLOG	$28,047	100%	$36,537	100%	(23)%

United States	$10,876	39%	$17,128	47%	(37)%
The Americas	6,362	23%	2,834	8%	124%
Europe, Africa and the Middle East	7,461	26%	14,563	40%	(49)%
Asia Pacific	3,348	12%	2,012	5%	66%

TOTAL BACKLOG	$28,047	100%	$36,537	100%	(23)%